Exhibit 99.1

INDEX TO FINANICAL STATEMENTS

Page
WHT ACQUISITION
Historical Financial Statements as of December 31, 2012 and 2011 and for the Period February 2, 2011 (Inception) through December 31, 2012
Independent Auditors’ Report	F-2
Balance Sheets	F-3
Statements of Income	F-4
Statements of Members’ Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7

Independent Auditors’ Report

The Board of Directors and Members

WHT Energy Partners LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of WHT Energy Partners LLC, which comprise the balance sheets as of December 31, 2012 and 2011, and the related statements of income, members’ equity, and cash flows for the year ended December 31, 2012 and period from inception (February 2, 2011) through December 2011, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of WHT Energy Partners LLC as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and the period from inception (February 2, 2011) through December 31, 2011 in accordance with U.S. generally accepted accounting principles.

Other Matter

U.S. generally accepted accounting principles require that the supplemental Oil and Gas Information on page F-26 be presented to supplement the basic financial statements. Such information, although not a part of the basic financial statements, is required by Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ KPMG LLP

Houston, TX

April 4, 2013

WHT Energy Partners LLC

Balance Sheets

	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$375,562	$1,307,179
Accounts receivable	2,883,477	4,713,206
Accounts receivable – related party	3,848,065	6,738,322
Derivative instruments	4,326,269	14,232,553
Prepaid expenses	143,523	63,463

Total current assets	11,576,896	27,054,723

Property and equipment
Oil and gas properties (successful efforts method of accounting)	203,561,087	189,436,005
Other property and equipment	1,141,629	799,180
Accumulated depreciation, depletion and amortization	(18,159,975)	(6,655,055)

Total property and equipment, net	186,542,741	183,580,130

Noncurrent assets
Derivative instruments	4,599,712	6,673,388
Debt issuance cost	1,418,795	1,833,898

Total noncurrent assets	6,018,507	8,507,286

Total assets	$204,138,144	$219,142,139

Liabilities and members’ equity
Current liabilities
Accounts payable	$—	$364,947
Accrued liabilities	2,722,834	6,978,116
Asset retirement obligations	300,000	—
Derivative instruments	1,125,346	8,481,833

Total current liabilities	4,148,180	15,824,896

Noncurrent liabilities
Long-term debt	89,300,000	99,900,000
Asset retirement obligations	2,401,893	2,529,951
Derivative instruments	284,466	782,200
Other long-term liabilities	111,030	580,710

Total noncurrent liabilities	92,097,389	103,792,861

Total liabilities	96,245,569	119,617,757

Commitments and contingencies (see Note 10)	—	—

Members’ equity	107,892,575	99,524,382

Total liabilities and members’ equity	$204,138,144	$219,142,139

The Notes to the Financial Statements are an integral part of these statements.

WHT Energy Partners LLC

Statements of Income

	Year ended December 31, 2012	For the period from February 2, to December 31, 2011
Operating revenues
Natural gas	$8,139,601	$19,968,941
Crude oil	12,243,563	6,563,222
Natural gas liquids	12,900,261	15,148,348

Total operating revenues	33,283,425	41,680,511

Operating expenses
Lease operating expenses	8,548,468	8,070,476
Production and ad valorem taxes	2,508,628	3,405,339
Depreciation, depletion and amortization	11,683,007	11,001,251
General and administrative	2,503,448	2,789,869
Other	97,006	84,978

Total operating expenses	25,340,557	25,351,913

Income from operations	7,942,868	16,328,598

Other income (expense)
Interest expense	(3,129,249)	(4,075,450)
Gain on derivative instruments	3,275,341	17,378,851
Gain on sale of oil and gas properties	233,755	—
Other income	45,478	1,705

Total other income	425,325	13,305,106

Net income	$8,368,193	$29,633,704

The Notes to the Financial Statements are an integral part of these statements.

WHT Energy Partners LLC

Statements of Members’ Equity

For the year ended December 31, 2012 and period from February 2, 2011 to December 31, 2011

	Contributed Capital	Retained Earnings	Members’ Equity
Balance, February 2, 2011	$—	$—	$—
Member contributions	129,402,017	—	129,402,017
Non-cash return of capital	(81,613,050)	—	(81,613,050)
Return of capital	(1,662,657)	—	(1,662,657)
Sales of properties to related party	23,764,368	—	23,764,368
Net income	—	29,633,704	29,633,704

Balance, December 31, 2011	69,890,678	29,633,704	99,524,382
Net income	—	8,368,193	8,368,193

Balance, December 31, 2012	$69,890,678	$38,001,897	$107,892,575

The Notes to the Financial Statements are an integral part of these statements.

WHT Energy Partners LLC

Statements of Cash Flows

	Year ended December 31, 2012	For the period from February 2, to December 31, 2011
Cash flows from operating activities
Net income	$8,368,193	$29,633,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	11,504,920	10,792,224
Accretion of asset retirement obligations	178,087	209,027
Amortization of debt issuance cost	433,413	334,891
Unrealized (gain) loss on derivatives	4,125,738	(14,816,283)
Premiums paid on put derivatives	—	(7,116,600)
Premiums received on put derivatives	—	2,520,000
Gain on sale of properties	(233,755)	—
Decrease in other long-term liabilities	(469,680)	—
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Decrease (increase) in accounts receivable	4,719,986	(9,716,202)
(Increase) in prepaid expenses	(80,060)	(63,463)
(Decrease) increase in accounts payable and accrued liabilities	(1,445,744)	2,931,159

Net cash provided by operating activities	27,101,098	14,708,457

Cash flows from investing activities
Additions to oil and gas properties and other property and equipment	(17,714,405)	(307,953,056)
Sales of assets	300,000	818,550
Sales of assets to related party	—	68,262,657

Net cash used in investing activities	(17,414,405)	(238,871,849)

Cash flows from financing activities
Net borrowing on revolving credit agreement	(10,600,000)	99,900,000
Member contributions	—	129,402,017
Member return of capital	—	(1,662,657)
Debt issuance cost	(18,310)	(2,168,789)

Net cash (used in) provided by financing activities	(10,618,310)	225,470,571

(Decrease) increase in cash and cash equivalents	(931,617)	1,307,179
Cash and cash equivalents,
Beginning of year	1,307,179	—

End of year	$375,562	$1,307,179

Cash paid for interest	$2,506,998	$3,428,306

See Note 3 – “Significant Acquisition and Divestitures” for presentation of non-cash investing and financing activities.

The Notes to the Financial Statements are an integral part of these statements.

WHT Energy Partners LLC

Notes to Financial Statements

1.	Organization

WHT Energy Partners LLC (the Company, WHT, we or our) is an independent energy company engaged in the acquisition, exploitation, and development of natural gas and crude oil properties. From inception, we have primarily focused our operations in the State of Texas with a small number of producing properties in the State of Louisiana. We intend to grow reserves and production by developing our existing producing property base and by pursuing opportunistic acquisitions in areas where we have specific operating expertise.

We were organized in the State of Delaware on February 2, 2011. On February 24, 2011, we entered into a limited liability company agreement with WildHorse Resources, LLC (WHR) and Tanos Exploration, LLC (Tanos). We are 50% owned by WHR and 50% owned by Tanos. We are managed and operated subject to the terms of the WHT Management Agreement. Both WHR and Tanos have the same principal Member, Memorial Resource Development LLC (MRD).

No Member shall be liable for our debts, liabilities, contracts or other obligations except for any unpaid capital commitments of such Member and as otherwise provided in the Delaware Limited Liability Company Act.

2.	Summary of Significant Accounting Policies

Basis of Presentation

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). Our operations are considered to fall within a single industry segment, which is the acquisition, exploitation, exploration and development of natural gas and crude oil properties in the United States. Significant policies are discussed below.

Use of Estimates in the Preparation of Financial Statements

Preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate the estimates and assumptions on a regular basis; however, actual results may differ from these estimates and assumptions used in the preparation of the financial statements. Significant estimates with regard to these financial statements include (1) the estimate of proved oil and gas reserves and related present value estimates of future net cash flows there from; (2) depreciation, depletion and amortization expense; (3) valuation of accounts receivable; (4) accrued assets and liabilities; (5) asset retirement obligations; (6) environmental remediation costs; (7) valuation of derivative instruments and (8) impairment expense. Although management believes these estimates are reasonable, changes in facts and circumstances or discovery of new information may result in revised estimates.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

We consider all highly liquid investment instruments purchased with maturities of three months or less to be cash equivalents for purposes of the statements of cash flows and other statements. These investments are carried at cost, which approximates fair value. In the case a book overdraft exists at the end of a period, we reclassify the negative cash amount to accounts payable.

Oil and Gas Properties

We use the successful efforts method of accounting for natural gas and crude oil producing activities. Costs to acquire mineral interests in natural gas and crude oil properties are capitalized. Costs to drill and develop development wells and costs to drill and develop exploratory wells that find proved reserves are also capitalized.

Costs to drill exploratory wells that do not find proved reserves, delay rentals and geological and geophysical costs are expensed.

Capitalized costs of producing natural gas and crude oil properties and support equipment, net of estimated salvage values, are depleted using the units-of-production method. Well and well equipment and tangible property additions are depleted over proved developed reserves and leasehold costs are depleted over total proved reserves.

Oil and gas properties are reviewed for impairment when events and circumstances indicate a decline in the recoverability of the carrying value of such properties, such as a downward revision of the reserve estimates or lower commodity prices. We estimate the future cash flows expected in connection with the properties and compare such future cash flows to the carrying amounts of the properties to determine if the carrying amounts are recoverable. The factors used to determine fair value include, but are not limited to, estimates of proved and probable reserves, future commodity prices, the timing of future production and capital expenditures and a discount rate commensurate with the risk reflective of the lives remaining for the respective oil and gas properties. We account for impairment as a Level 3 fair value computation. We had no impairment expense during the year ending December, 31 2012 and period ending December 31, 2011.

Oil and Gas Reserves

The estimates of proved natural gas, crude oil and natural gas liquids reserves utilized in the preparation of the financial statements are estimated in accordance with guidelines established by the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB), which require that reserve estimates be prepared under existing economic and operating conditions using a 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements. Our reserve estimates were independently evaluated by a third party petroleum engineer as of December 31, 2012 and 2011.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

We emphasize that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available. It is possible that, because of changes in market conditions or the inherent imprecision of these reserve estimates, that the estimates of future cash inflows, future gross revenues, the amount of natural gas, crude oil and natural gas liquids reserves, the remaining estimated lives of the natural gas and crude oil properties, or any combination of the above may be increased or reduced. See Note 13 - “Supplemental Oil and Gas Information (unaudited)” for further information.

Other Property and Equipment

Other property and equipment includes land, a compressor facility, computer software and a field office building. Depreciation and amortization of fixed assets are calculated using the straight-line method over the estimated useful lives of the respective assets. Land is not depreciated or amortized.

Capitalized Interest

Interest cost is capitalized for significant projects. Interest cost is capitalized only to the extent of interest cost incurred. There was no capitalization of interest for the year ended December 31, 2012 and period ending December 31, 2011.

Asset Retirement Obligations

We recognize a liability equal to the fair value of the estimated cost to plug and abandon our natural gas and crude oil wells and associated equipment. The liability and the associated increase in the related long-lived asset are recorded in the period in which the related assets are placed in service or acquired. The liability is accreted to its expected future cost each period and the capitalized cost is depleted using the units-of-production method of the related asset. The accretion expense is included in depreciation, depletion and amortization (DD&A) expense.

The estimated cost is based on managements’ expertise and third party proposals for plugging and abandoning wells. The estimated remaining lives of the wells are based on reserve life estimates and federal and state regulatory requirements. At the time the related long-lived asset is placed in service, the estimated cost is adjusted for inflation based on the remaining life, then discounted using a credit-adjusted risk-free rate to determine the fair value.

Revisions to the liability could occur due to changes in estimates of plugging and abandonment costs, including non-operated plug and abandonment costs, changes in the remaining lives of the wells, or if federal or state regulators enact new plugging and abandonment requirements. At the time of abandonment, we recognize a gain or loss on abandonment to the extent that actual costs do not equal the estimated costs. This gain or loss on abandonment is included in other operating expense.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Environmental Costs

As an owner or lessee and operator of oil and gas properties, we are subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. Environmental expenditures that relate to an existing condition caused by past operations and that do not have future economic benefit are expensed. Liabilities related to future costs are recorded on an undiscounted basis when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

Revenue Recognition and Oil and Gas Imbalances

We follow the “sales” method of accounting for natural gas, crude oil and natural gas liquids revenues. Under this method, we recognize revenues on production as it is taken and delivered to our purchasers and revenues are recorded net of gathering and processing expense. The gas volumes sold may be more or less than the gas volumes we are entitled to based on our ownership interest in the property. These differences result in a condition known in the industry as a gas imbalance. We would record a liability to the extent there are not sufficient reserves to cover an over delivered gas imbalance.

Accounts Receivable

We grant credit to creditworthy independent and major natural gas and crude oil marketing companies for the sale of natural gas, crude oil and natural gas liquids. In addition, we grant credit to our oil and gas working interest partners. Receivables from our working interest partners are generally secured by the underlying ownership interests in the properties.

The accounts receivable balance at year-end primarily relates to oil and gas sales, net to our interest.

Accounts receivable are recorded at the amount we expect to collect and management expects to collect all outstanding balances. We use the specific-identification method of providing allowances for doubtful accounts. There were no bad debt write-offs for the year ending December 31, 2012 and the period ending December 31, 2011. No provision for uncollectible accounts was established at December 31, 2012 and 2011.

Accounts Receivable – Related Party

The accounts receivable – related party balance at year-end primarily relates to the cash received for oil and gas sales, net to our interest received by WHR, our Operator, offset with joint interest, drilling and other costs incurred by our Operator on our behalf. Monthly payments are received from our Operator to offset the receivable balance. See Note 11 - “Related Party Transactions” for further information.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Derivative Instruments

We periodically enter into derivative contracts to manage our exposure to commodity price and interest risk. These derivative contracts, which are generally placed with major financial institutions that we believe have minimal credit risks, may take the form of forward contracts, futures contracts, swaps and options. The oil, gas and natural gas liquids reference prices, upon which the commodity derivative contracts are based, reflect various market indices that have a high degree of historical correlation with actual prices we have received for our oil, gas and natural gas liquids sales. Interest rate contracts are referenced to the same indices upon which our revolving credit facility interest expense is determined.

We account for our derivative instruments in accordance with FASB Accounting Standards Codification (ASC) Topic 815, Derivatives and Hedging, which requires that all derivative instruments, other than those that meet the normal purchases and sales exception, be recorded on the balance sheets as either an asset or liability measured at fair value. Derivative instruments are not netted when the right to net exists. Changes in fair value are recognized currently in earnings. Gains and losses from our oil, gas, natural gas liquids and interest derivatives are recognized in “Other income (expense).” We compute the fair value of the unrealized gains and losses on our derivative instruments using forward and dealer prices and interest rate data provided by a third party.

Debt Issuance Costs

Debt issuance costs incurred are capitalized and subsequently amortized over the term of the related debt.

Fair Value Measurements

Accounting guidance for fair value measurements establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly. We use Level 1 inputs when available as Level 1 inputs generally provide the most reliable evidence of fair value. See Note 4 - “Fair Value Measurements” for further information.

Properties Acquired in Business Combinations

Assets and liabilities acquired in a business combination are required to be recorded at fair value. If sufficient market data is not available, we determine the fair values of proved and unproved properties acquired in transactions accounted for as business combinations by preparing our own estimates of crude oil and natural gas reserves. To compensate for the inherent risk of estimating and valuing unproved reserves, discounted future net cash flows of probable and possible reserves are reduced by additional risk-weighting factors. See Note 3 – “Significant Acquisitions and Divestitures.”

WHT Energy Partners LLC

Notes to Financial Statements (continued)

2.	Summary of Significant Accounting Policies (continued)

Income Taxes

In accordance with the provisions of the Internal Revenue Code, we are not subject to federal income tax. Each member includes its share of our income or loss in its own federal and state income tax returns. Accordingly, no recognition has been given to federal income taxes in the accompanying financial statements. We are liable for and accrue for the payment of Texas Margin Taxes.

Commitments and Contingencies

Accruals for loss contingencies arising from claims, assessments, litigation, environmental and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. See Note 10 – “Commitments and Contingencies.”

New Accounting Standards Adopted

In January 2010, the FASB issued Accounting Standards Update (ASU) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires reporting entities to provide information about movements of assets among Levels 1 and 2 of the three-tier fair value hierarchy established by FASB ASC 820. The guidance is effective for any fiscal year that begins after December 15, 2009. We adopted the provisions of ASU 2010-06 on January 1, 2010 and this standard did not have a material impact on our financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU No. 2011-04: Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS. ASU 2011-04 clarifies application of fair value measurement and disclosure requirements and is effective for annual and interim periods beginning after December 15, 2011. We have adopted the provisions of ASU 2011-04, which did not impact our consolidated financial statements. The only impact was to our fair value disclosures. See Note 4- “Fair Value Measurements.”

In December 2011, the FASB issued ASU No. 2011-11 Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. ASU 2011-11 requires that an entity disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. ASU 2011-11 is effective for annual periods beginning on or after January 1, 2013. We are currently evaluating the provisions of ASU 2011-11 and assessing the impact, if any, it may have on our financial position and results of operations.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

3.	Significant Acquisitions and Divestitures

Acquisitions

On April 8, 2011, we acquired certain oil and gas assets from a third party. The assets consist primarily of the Carthage and Minden Fields located in Panola and Rusk counties in east Texas and certain wells and developed acreage in the Spider field in Desoto parish, north Louisiana, for consideration of $315.0 million. The assets acquired include operated and non-operated wells and proved leasehold. Net revenues and expenses and other adjustments from the effective date, January 1, 2011 to the closing date, April 8, 2011, were recorded as a reduction of the purchase price. The final adjusted purchase price after these and other customary adjustments was $301.2 million.

The following summarizes the fair value of assets acquired and liabilities assumed at the acquisition dates:

Total Purchase Price
Cash paid	$298,609,767
Net liabilities assumed	2,626,619

$301,236,386

Allocation of Purchase Price
Proved oil and gas properties	$301,236,386
Unproved oil and gas properties	—

$301,236,386

The total purchase price for the acquisition was considered to be at fair value. To estimate the fair value of the properties as of the acquisition date we used an income approach. We utilized a discounted cash flow model, which took into account various inputs, including estimated quantities of crude oil, natural gas and natural gas liquids, estimated future commodity prices, estimated future production rates and estimated timing and amounts of future operating and development costs. We expensed $0.5 million in acquisition costs relating to this transaction.

Divestitures

On May 16, 2012, we conveyed all of our interest in the Carthage Gas Unit 17 property to Valence Operating Company for $300,000 recognizing a gain on sale of $233,755.

On December 14, 2011, we assigned and conveyed 40% of our interests in our operated and non-operated oil and gas properties and developed acreage to ETX 1, a partnership, which was 100% owned by WHT. Additionally, 40% of our commodity derivatives and certain other liabilities were also conveyed to ETX 1. On December 14, 2011, we contributed all of our membership interest (the ETX Interest) in ETX 1 to Memorial Production Partners (MPP), a related party, in exchange for (i) 2,441,696 MPP common units, (ii) 1,853,729 MPP subordinated units, (iii) a cash distribution to WHT of $1.7 million and (iv) a debt repayment of $66.6 million. The common and subordinated units were valued at $19 per unit. See Note 11 – “Related Party Transactions” for further information.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

3.	Significant Acquisitions and Divestitures (continued)

A summary of significant non-cash investing and financing activities is as follows:

	2012	2011
Non-Cash Investing Activities
Received common units of MPP from sale of oil and gas properties	$—	$46,392,222
Received subordinated units of MPP from sale of oil and gas properties	—	35,220,828
Non-Cash Financing Activities
Distributed common units in MPP to members	—	(46,392,222)
Distributed subordinated units in MPP to members	—	(35,220,828)

The net book value of the ETX Interest sold to MPP was $126.1 million, resulting in an increase to members’ equity of $23.8 million for the excess contributions, as the sale was to a related party.

On March 28, 2013, WHR and Tanos sold their remaining equity interest in WHT to MPP for $200.0 million before customary adjustments. See Note 12 – “Subsequent Events.”

4.	Fair Value Measurements

Certain assets and liabilities are reported at fair value on our balance sheets. The following methods and assumptions were used to estimate the fair values for each class of financial instruments:

Our financial instruments consist of cash and cash equivalents, investments, receivables, payables, and debt instruments. We believe that the carrying values of these instruments on the accompanying balance sheets approximate their fair value.

Our derivative instruments, stated at fair value, consist of costless collars, commodity price swaps, purchased puts and interest rate swaps. The fair value measurement of our unrealized puts, collars, fixed price commodity swaps and interest rate swaps were independently valued by a third party applying the market approach, using forward prices, dealer quotes, and interest rate data. See Note 5 – “Derivative Instruments” for further information.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

4.	Fair Value Measurements (continued)

Fair value information for financial assets and liabilities that are measured at fair value each reporting period is as follows at December 31, 2012 and 2011:

	Total Carrying Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
December 31, 2012
Financial Assets
Commodity derivative instruments	$8,925,981	$—	$8,925,981	$—
Financial Liabilities
Commodity derivative instruments	$(144,105)	$—	$(144,105)	$—
Interest rate swaps	(1,265,707)	—	(1,265,707)	—

	$7,516,169	$—	$7,516,169	$—

	Total Carrying Value	Fair Value Measurements Using
		Level 1	Level 2	Level 3
December 31, 2011
Financial Assets
Commodity derivative instruments	$13,253,200	$—	$13,253,200	$—
Financial Liabilities
Interest rate swaps	(1,611,292)	—	(1,611,292)	—

	$11,641,908	$—	$11,641,908	$—

FASB guidance established a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three levels. The fair value hierarchy gives the highest priority to quoted market prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Level 2 inputs are inputs, other than quoted prices included within Level 1, which are observable for the asset or liability, either directly or indirectly.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

5.	Derivative Instruments

In the past, we have entered into, and may in the future enter into, certain derivative arrangements with respect to portions of our natural gas, crude oil and natural gas liquids production to reduce our sensitivity to volatile commodity prices, and with respect to portions of our debt, to reduce our sensitivity to volatile interest rates. None of our derivative instruments are designated as cash flow hedges. We believe that these derivative arrangements, although not free of risk, allow us to achieve more predictable cash flows and to reduce exposure to commodity price and interest rate fluctuations. However, derivative arrangements limit the benefit of increases in the prices of natural gas, crude oil and natural gas liquids sales and limit the benefit of decreases in interest rates. Moreover, our derivative arrangements apply only to a portion of our production and our debt and provide only partial protection against declines in commodity prices and increases in interest rates, respectively. Such arrangements may expose us to risk of financial loss in certain circumstances. We reevaluate our risk management program in light of changes in production, market conditions, commodity price forecasts, capital spending, interest rate forecasts and debt service requirements.

At the end of each reporting period, we record on our balance sheets the mark-to-market valuation of our derivative instruments. We recorded net assets for derivative instruments of $7.5 million and $11.6 million at December 31, 2012 and 2011, respectively. There were no premiums received or paid for put derivatives during the year ending December 31, 2012. For the period ending December 31, 2011, premiums on put derivatives of $7.1 million and premiums received on derivatives sold of $2.5 million were reported as adjustments to cash flows from operating activities.

At December 31, 2012 and 2011, we had the following outstanding derivative instruments recorded in our balance sheets:

			Balance Sheet Location
	Gross Fair Value		Derivative Assets		Derivative Liabilities
	Asset	Liability	Current	Non-current	Current	Non-current
December 31, 2012
Commodity price	$8,295,981	$144,105	$4,326,269	$4,599,712	$144,105	$—
Interest rate	—	1,265,707	—	—	981,241	284,466

	$8,925,981	$1,409,812	$4,326,269	$4,599,712	$1,125,346	$284,466

December 31, 2011
Commodity price	$20,905,941	$7,652,741	$14,232,553	$6,673,388	$7,652,741	$—
Interest rate	—	1,611,292	—	—	829,092	782,200

	$20,905,941	$9,264,033	$14,232,553	$6,673,388	$8,481,833	$782,200

We do not apply hedge accounting to any of our derivative instruments. As a result, both realized and unrealized gains and losses for commodity and interest rate derivatives are included in “Other income (expense).”

WHT Energy Partners LLC

Notes to Financial Statements (continued)

5.	Derivative Instruments (continued)

The following table details the effect of derivative contracts on “Other income (expense):”

Contract Type	Amount of gain (loss) recognized in other income, December 31, 2012	Amount of gain (loss) recognized in other income, December 31, 2011
Commodity price	$8,366,759	$3,221,694
Interest rate	(965,679)	(659,126)

Realized gain	7,401,080	2,562,568

Commodity price	(4,471,325)	16,427,576
Interest rate	345,586	(1,611,293)

Unrealized gain	(4,125,739)	14,816,283

Gain on derivative instruments	$3,275,341	$17,378,851

We use a mix of commodity puts, costless collars, fixed price commodity swaps and interest rate swaps to accomplish our hedging strategy. Derivative assets and liabilities with the same counterparty are reported on a gross basis on our balance sheets. We have exposure to financial institutions in the form of derivative transactions. These transactions are with counterparties in the financial services industry, specifically with members of our bank group, and with major oil and gas companies. These transactions could expose us to credit risk in the event of default of our counterparties. We have master netting agreements for our derivative transactions with our counterparties and although we do not require collateral, we believe our counterparty risk is low because of the credit-worthiness of our counterparties. See Note 4 – “Fair Value Measurements” for further information regarding derivative valuation.

The following derivative contracts were in place at December 31, 2012:

Natural Gas
Collars				Variable to Fixed Price Swaps
Year	MMBtu’s Per Month	Weighted Average Floor Price	Weighted Average Ceiling Price	MMBtu’s Per Month	Weighted Average Fixed Price
2013	222,000	$5.00	$6.01	40,000	$3.67
2014	180,000	$5.08	$6.31	30,000	$4.06
2015	120,000	$5.25	$6.75	30,000	$4.25

WHT Energy Partners LLC

Notes to Financial Statements (continued)

5. Derivative Instruments (continued)
Oil
Year	Barrels Per Month	Weighted Average Floor Price	Weighted Average Ceiling Price
2013	6,000	$90.00	$119.43
2014	4,800	$90.00	$117.72

Natural Gas Liquids
Year	Commodity	Gallons Per Month	Weighted Average Fixed Price
2013	Iso-Butane	42,000	$1.64
2013	Propane	42,000	$0.95
2013	Butane	42,000	$1.54
2013	Natural gasoline	126,000	$2.04

Interest Rates
Period	Notional Amount	Variable to Fixed Rate Swaps
April 2011 to April 2014	$75,000,000	1.51%

The following derivative contracts were in place at December 31, 2011:

Natural Gas
	Collars
Year	MMBtu’s Per Month	Weighted Average Floor Price	Weighted Average Ceiling Price
2012	300,000	$5.00	$5.75
2013	222,000	$5.00	$6.01
2014	180,000	$5.08	$6.31
2015	120,000	$5.25	$6.75

WHT Energy Partners LLC

Notes to Financial Statements (continued)

5. Derivative Instruments (continued)

Oil
Year	Barrels Per Month	Floor Price	Ceiling Price
2012	5,400	$90.00	$120.16
2013	6,000	$90.00	$119.43
2014	4,800	$90.00	$117.72

Natural Gas Liquids
Year	Commodity	Gallons Per Month	Floor Price	Ceiling Price
2012	Iso-Butane	25,200	$1.70	$2.12
2012	Propane	75,600	$1.25	$1.59
2012	Butane	37,800	$1.70	$2.05
2012	Natural gasoline	100,800	$2.25	$2.80

Interest Rates
Period	Notional Amount	Variable to Fixed Rate Swaps
April 2011 to April 2014	$75,000,000	1.51%

In accordance with the revolving credit agreement (Agreement) entered into April 8, 2011, as amended, we are restricted from entering into (a) derivative agreements in respect to commodity prices for which the aggregate notional volumes (excluding volumes associated with put or floor options as to which an upfront premium has been paid and basis differential swaps on volumes already hedged pursuant to other derivative agreements) exceed, as of the date such derivative agreement is executed, (i) for the sixty consecutive months following such date (the “First Period”), ninety percent (90%), (ii) for the twelve (12) consecutive month period following the last day of the First Period, seventy-five percent (75%), and (iii) any period after the period referred to in clause (ii), fifty percent (50%), of the reasonably anticipated projected production from proved developed producing oil and gas properties for each month during the period during which such derivative agreement is in effect for each of crude oil (including properties, rights, titles or interests relating to natural gas liquids) and natural gas, calculated separately, and (b) derivative agreements in respect to interest rates for which the aggregate notional amounts (effectively converting interest rates from floating to fixed) exceed seventy-five percent (75%) of the then outstanding principal amount of our debt for borrowed money, which bears interest at a floating rate. The above covenant restrictions are an incurrence test for any new executed derivatives and do not apply to any derivatives already in place.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

6.	Accounts Receivable

Accounts receivable consist principally of sales of the following:

	December 31, 2012	December 31, 2011
Oil, gas and NGL sales	$2,840,433	$4,673,369
Other current receivables	43,044	39,837

	$2,883,477	$4,713,206

In 2012, there were five customers that purchased 84%, or more, of our production. In 2011, there were three customers that purchased 73%, or more, of our production.

7.	Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2012	December 31, 2011
Production and drilling projects	$1,440,844	$5,112,432
Taxes (Severance, Texas Margin and Ad Valorem)	375,177	811,830
Lease operating expense	565,698	627,072
General and administrative	60,212	128,388
Interest expense	91,533	126,894
Other	189,370	171,500

	$2,722,834	$6,978,116

WHT Energy Partners LLC

Notes to Financial Statements (continued)

8.	Asset Retirement Obligations

A reconciliation of our asset retirement obligation liability is as follows:

	December 31, 2012	December 31, 2011
Balance, beginning of year	$2,529,951	$—
Accretion expense	178,087	209,027
Liabilities incurred	21,849	4,006,737
Revisions	10,212	—
Divestiture	(16,385)	(1,685,813)
Settlements	(21,821)	—

Balance, end of year	$2,701,893	$2,529,951

No properties were acquired in 2012. During 2011, we acquired properties with retirement obligations of $3.75 million. No retirement obligations were settled in 2011.

9.	Debt

On April 8, 2011, we entered into a revolving credit agreement (Agreement) with Bank of Montreal as administrative agent, Comerica Bank as syndication agent, Wells Fargo Bank, N.A. and BNP Paribas as co-documentation agents and other banks. The Agreement provided for aggregate lender commitments of $400 million, consisting of borrowings and letters of credit, and an initial borrowing base of $230 million. The borrowing base is redetermined semi-annually, with the WHT and the bank group each having the right to one interim unscheduled redetermination between scheduled redeterminations. Letters of credit are not to exceed $10 million at any time. The proceeds from the loans and letters of credit shall be used for acquisitions of oil and gas properties, working capital for lease acquisitions, for exploration and production operations and for development, including the drilling and completion of producing wells and for general corporate purposes. The Agreement requires that we provide the bank group a first priority lien on our oil and gas properties such that those properties subject to the lien represent at least 80% of the total value of the proved oil and gas properties. Additional debt outside of this agreement is significantly restricted. Unless previously terminated, the Agreement shall terminate on the maturity date, April 8, 2016. There are no current maturities under this agreement as of December 31, 2012 and 2011.

The Agreement includes the usual and customary covenants for credit facilities of its type and size. The covenants cover matters such as mandatory reserve reports, the responsible operation and maintenance of properties, certifications of compliance, required disclosures to the bank group, notices under other material instruments, notices of sales of oil and gas properties, incurrence of additional indebtedness, restricted payments and distributions, certain leases and investments outside of the ordinary course of business, limits on the amount of commodity and interest rate hedges that can be put in place, and events of default.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

9.	Debt (continued)

The Agreement also contains two principal quarterly financial covenants: (i) maintaining a ratio of EBITDAX to Interest Expense of at least 2.5 to 1.0; (ii) maintaining a ratio of Current Assets (including the undrawn borrowing base amount but excluding non-cash derivatives) to Current Liabilities (excluding non-cash derivatives) of at least 1.0 to 1.0. In the first year of the Agreement EBITDAX is annualized based on reported quarters multiplied by an appropriate ratio. At December 31, 2012 and 2011, we were in compliance with all covenants.

We may choose from two interest rates: (i) the Eurodollar rate, which is based on LIBOR (London Interbank Offered Rate), plus an additional margin, based on the percentage of the borrowing base being utilized, ranging from 1.75% to 2.75%; (ii) the Alternate Base Rate (ABR), which is based on the highest of (a) the U.S. Prime rate, (b) the Federal Funds Effective Rate in effect plus  1/2 of 1% and (c) Adjusted LIBOR plus 1%, plus an additional margin, based on the percentage of the borrowing base being utilized, ranging from 0.75% to 1.75%. From the inception of this Agreement predominantly all our debt outstanding has been in the form of Eurodollar borrowings based on the Eurodollar rate. We also pay a commitment fee of 0.50% on undrawn borrowing base amounts.

The Agreement was amended on December 14, 2011. In connection with the contribution of the ETX Interest to MPP, the borrowing base was reduced to $135 million. The amendment also permitted us to distribute the MPP units and $1.7 million cash payment received as part of the consideration for the contribution of the ETX Interest to our members in proportion to their ownership interest. See Note 3 - “Significant Acquisitions and Divestitures” for further information.

On June 7, 2012, the borrowing base was reduced from $135 million to $130 million. On December 17, 2012, the borrowing base was reduced from $130 million to $120 million.

In 2012 and 2011, the interest paid and accrued under this Agreement was $2.5 million and $3.6 million, respectively. The weighted average interest rate for the years ending December 31, 2012 and 2011 was 2.6% and 2.8%, respectively.

The outstanding debt under this agreement as of December 31, 2012 and 2011 was $89.3 million and $99.9 million, respectively. $0.2 million and $0.2 million of commitment fees were incurred in 2012 and 2011, respectively. The cost to acquire this debt was $2.2 million, which is being amortized over the life of the Agreement.

On March 28, 2013, the debt balance then outstanding under the Agreement of $89.3 million and all accrued interest was paid off in full. See Note 12 – “Subsequent Events.”

WHT Energy Partners LLC

Notes to Financial Statements (continued)

10.	Commitments and Contingencies

Legal and Environmental

From time to time, we could be a party to certain legal or environmental actions and claims arising in the ordinary course of business. Management is not aware of any legal actions or claims against WHT that require accrual or disclosure. At December 31, 2012 and 2011, we recognized potential environmental liabilities of $0.3 million and $0.6 million, respectively.

Lease Obligations

We have entered into a drilling services agreement that will expire in May 2013. We have also entered into compressor and equipment rental agreements with various terms. The compressor and equipment rental agreements expire at various times with the latest contract expiring in September 2014. Most of these compressor and rental equipment agreements contain thirty-day termination clauses. Total compressors and other equipment rental expense for the year ended December 31, 2012 and the period ended December 31, 2011 was $1.4 million and $0.7 million, respectively.

The table below reflects our minimum commitments as of December 31, 2012:

	Drilling Services	Compressors and Equipment
2013	$2,767,500	$558,532
2014	—	387,000
2015	—	—

Total	$2,767,500	$945,532

The table below reflects our minimum commitments as of December 31, 2011:

	Drilling Services	Compressors and Equipment
2012	$1,365,000	$767,333
2013	—	558,532
2014	—	387,000

Total	$1,365,000	$1,712,865

WHT Energy Partners LLC

Notes to Financial Statements (continued)

10.	Commitments and Contingencies (continued)

WHT Management Agreement

The Management Agreement between WHT and the members, dated April 8, 2011, has a one-year term with automatic one-year renewals thereafter, unless either party gives written notice of the termination of the Agreement within thirty days prior to the end of the term. The Agreement may also be terminated at any time upon the mutual consent of the parties. The Management Agreement provides for a monthly management fee for services provided by the members. Total commitments under the Management Agreement as of December 31, 2012 and 2011 were $0.6 million and $0.6 million, respectively, see Note 11 -“Related Party Transactions” for further information.

The Management Agreement has been cancelled effective March 31, 2013, see Note 12 – “Subsequent Events.”

11.	Related Party Transactions

The members have established WHT as a Manager-managed limited liability company under the LLC Act. The WHT Management Agreement between WHT and WHR and Tanos was executed on April 8, 2011, where WHR was made our Manager and Operator. As Manager and Operator WHR provides executive, financial, accounting and land services. In addition, WHR manages day-to-day field operations and drilling activities. Geological, executive and other services are provided by Tanos. As a result of the WHT Management Agreement, there are no employees who work directly for WHT. To compensate for these services, we pay WHR and Tanos management fees totaling $0.2 million a month. The Manager does not have the right or the power to make any major decisions without approval from MRD.

As a result of these transactions, we paid the principal members management fees of $1.9 million and $1.3 million in 2012 and 2011, respectively. We owed no amounts for these services at December 31, 2012 and 2011.

The Management Agreement was terminated on March 31, 2013, see Note 12 – “Subsequent Events.”

As Operator, WHR receives operated and non-operated revenues on our behalf and bills and receives joint interest billings. In addition, the Operator pays for lease operating expenses, drilling costs and general and administrative costs on our behalf. We settle receivable and payable monthly between ourselves and WHR. We received total net payments of $7.1 million and $10.4 million during 2012 and 2011, respectively, from WHR as a result of operating our assets. At December 31, 2012 and 2011, we were owed a net amount of $3.8 million and $5.7 million, respectively, by WHR.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

11.	Related Party Transactions (continued)

On December 14, 2011, we sold our ETX Interest to MPP, a related party, for $150 million. Proceeds were first applied to the carrying value of the ETX Interest with the excess resulting in an increase to Members’ Equity of $23.8 million. MPP is controlled by MRD, the same group that controls the principal members of this Company. As part of the sales proceeds, $1.7 million and 2,441,695 common and 1,853,727 subordinated units of MPP were distributed to our members. We immediately distributed the common and subordinated units to MRD. We were credited $19 per unit for each of the common and subordinated units distributed to MRD. As a result of the cash and unit distributions, the members’ equity accounts were reduced by $83.3 million. See Note 3 –“Significant Acquisitions and Divestitures” for further information.

Estimated revenues and expenses and capital expenditures due to MPP as a result of the sale were $1.0 million, $0.3 million and $1.5 million, respectively. At December 31, 2011, we were owed a net receivable of $1.0 million by MPP, including the above transactions and other purchase price adjustments.

In June 2012, a final settlement of the ETX sale was completed with MPP, resulting in our making a payment of $0.3 million to them.

Our remaining equity interest in WHT was sold on March 28, 2013, see Note 12 – “Subsequent Events.”

12.	Subsequent Events

On March 28, 2013, WHR and Tanos sold their remaining equity interest in WHT to MPP for $200 million before customary adjustments. The sale included all our assets and liabilities including oil and gas properties, derivative balances, accounts receivables and payables but excluding debt and accrued interest that existed at December 31, 2012. The effective date of the sale is January 1, 2013. Proceeds from the sale were used to retire the Credit Facility debt of $89.3 million with the excess cash of $110.6 million being distributed equally between WHR and Tanos.

The original management agreement with WHR and Tanos was terminated effective March 31, 2013. Under a new management agreement with an effective date of April 1, 2013 and a termination date of July 31, 2013, WHR will continue to operate WHT for a monthly management fee of $150K.

We have evaluated subsequent events that occurred prior to April 4, 2013, the date of issuance of our financial statements. There were no material subsequent events requiring additional disclosure in or amendments to these financial statements.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

13.	Supplemental Oil and Gas Information (unaudited)

All information set forth herein relating to our proved reserves for December 31, 2012 and 2011, including our estimated future net cash flows and present values, from that date, is taken or derived from reports prepared by the independent petroleum engineering firm of Netherland Sewell & Associates, Inc. (NSAI). These estimates were based upon the independent petroleum engineer’s review of historical production data and other geological, economic, ownership and engineering data provided by us and related to our reserves.

In accordance with the SEC’s guidelines, our estimates of proved reserves and the future net revenues from which present values are derived are based on contract prices, or an unweighted 12-month average of the first-day-of-the-month price for the period, held constant throughout the life of the properties. Operating costs, development costs and certain production-related taxes were deducted in arriving at estimated future net revenues.

The following unaudited table sets forth proved natural gas, crude oil and natural gas liquids reserves, all within the United States, specifically east Texas and north Louisiana, at December 31, 2012 and 2011, together with the changes therein:

	Natural Gas (Mcf)	Crude Oil (Bbls)	Natural Gas Liquids (Bbls)	Total (Mcfe)
Balance, February 2, 2011	—	—	—	—
Purchase (1)	203,860,900	2,307,300	9,993,300	277,664,500
Revisions (2)	(1,383,677)	103,143	580,411	2,717,647
Extensions, discoveries and additions	1,433,139	—	123,346	2,173,215
Sales (3)	(79,512,894)	(937,092)	(4,160,916)	(110,100,942)
Production (4)	(5,339,985)	(70,919)	(307,070)	(7,607,919)

Balance, December 31, 2011	119,057,483	1,402,432	6,229,071	164,846,501
Revisions (2)	(8,695,753)	150,712	1,791,197	2,955,701
Extensions, discoveries and additions	1,471,600	15,500	115,400	2,257,000
Sales (5)	(5,335)	—	(357)	(7,477)
Production	(5,123,581)	(86,374)	(343,994)	(7,705,789)

Balance, December 31, 2012	106,704,414	1,482,270	7,791,317	162,345,936

(1)	Initial acquisition of properties from EOG Resources, Inc., see Note 3 – “Significant Acquisitions and Divestitures.”
(2)

Periodic revisions to the estimated reserves and future cash flows may be necessary as a result of a number of factors, including reservoir performance, new drilling, natural gas, oil and natural gas liquid prices, cost changes, technological advances, new geological or geophysical data, or other economic factors.

(3)	Sales of reserves were sales to a related party. See Note 3 - “Significant Acquisitions and Divestitures” and Note 11 – “Related Party Transactions.”

WHT Energy Partners LLC

Notes to Financial Statements (continued)

13.	Supplemental Oil and Gas Information (unaudited) (continued)

(4)	Production is from April 8, 2011 to the end of end of the year. See Note 3 - “Significant Acquisitions and Divestitures.”
(5)	See Note 3 – “Significant Acquisitions and Divestitures.”

	Natural Gas (Mcf)	Crude Oil (Bbls)	Natural Gas Liquids (Bbls)	Total (Mcfe)
Proved developed reserves:
December 31,2011	75,934,032	989,601	4,583,387	109,371,960
December 31, 2012	69,977,047	1,069,722	4,862,591	105,570,925
Proved undeveloped reserves:
December 31, 2011	43,123,451	412,831	1,645,684	55,474,541
December 31, 2012	36,727,367	412,548	2,928,726	56,775,011

Costs incurred in oil and gas producing activities:

	2012	2011
Proved property acquisition costs	$—	$307,770,294
Development costs	14,083,819	6,592,221

	$14,083,819	$314,362,515

WHT Energy Partners LLC

Notes to Financial Statements (continued)

13.	Supplemental Oil and Gas Information (unaudited) (continued)

Costs incurred in oil and gas producing activities include oil and gas property acquisition costs, exploration and development activities regardless of whether the costs were capitalized or charged to expense, including lease rental expenses, geological and geophysical expenses and changes to the long-lived asset related to our asset retirement obligation. Development costs are the costs to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing oil, gas and natural gas liquids. Capitalized costs relating to oil and gas producing activities are as follows:

	2012	2011
Proved oil and gas properties	$203,561,086	$189,436,005
Unproved oil and gas properties	—	—

Total oil and gas properties	203,561,086	189,436,005
Less accumulated depreciation, depletion and amortization	(18,110,548)	(6,655,055)

Net capitalized costs	$185,450,538	$182,780,950

Standardized measure of discounted future net cash flows relating to proved reserves:

	2012	2011
Future cash in flows	$762,910,750	$874,818,900
Future production and development costs
Production	(307,254,579)	(275,139,300)
Development	(71,867,082)	(83,372,400)
Future income tax expense	(5,308,464)	(4,419,427)

Future net cash flows	378,480,625	511,887,773
10% annual discount for estimated timing of cash flows	(218,113,856)	(313,284,138)

Standardized measure of discounted future net cash flows	$160,366,769	$198,603,635

We are a pass through tax entity and as such do not have federal income taxes. Therefore, future federal income taxes were not computed in the standardized measure of discounted future net cash flows relating to current proved reserves. We are responsible for payment of Texas Margin Taxes.

Future cash inflows are computed by applying a 12-month average commodity price adjusted for location and quality differentials for 2012 and 2011, to year-end quantities of proved reserves, except in those instances where fixed and determinable price changes are provided by contractual arrangements at year-end. The discounted future cash flow estimates do not include the effects of derivative instruments.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

13.	Supplemental Oil and Gas Information (unaudited) (continued)

Average price per commodity follows:

Petroleum Product	2012	2011
Natural gas per Mcf	$2.68	$3.95
Crude oil per Bbl	$94.33	$88.65
Natural gas liquids per Bbl	$43.30	$45.04

The following reconciles the change in the standardized measure of discounted future net cash flows:

	Year ended December 31, 2012	Period ended December 31, 2011
Standardized measure of discounted future net cash flow, beginning of period	$198,603,635	$—

Changes from:
Purchases of proved reserves (1)	—	291,779,000
Sales of producing properties (2)	(11,689)	(132,978,102)
Extensions, discoveries and improved recovery, less related costs	1,555,000	5,671,946
Previously estimated development costs incurred	8,099,999	—
Sales of gas, crude oil and natural gas liquids, net of production costs (3)	(22,129,323)	(30,204,696)
Revision of quantity estimates (4)	2,962,997	4,621,044
Accretion of discount (5)	20,055,040	21,329,225
Changes in estimated future development costs	(15)	(27,003,808)
Changes in Texas margin taxes	(433,107)	(1,946,765)
Changes in sales due to prices, net of production costs	(57,267,259)	36,110,703
Changes in timing of estimated future production and other	8,931,491	31,225,088

Aggregate change in standardized measure of discounted future net cash flows	(38,236,866)	198,603,635

Standardized measure of discounted future net cash flow, end of period	$160,366,769	$198,603,635

(1)	See Note 3– “Significant Acquisitions and Divestitures.”
(2)	See Note 3 – “Significant Acquisitions and Divestitures” and Note 11 – “Related Party Transactions.”
(3)	Sales in 2011 are from April 8, 2011 to the end of the year.

WHT Energy Partners LLC

Notes to Financial Statements (continued)

13.	Supplemental Oil and Gas Information (unaudited) (continued)

(4)

Periodic revisions to the quantity estimates may be necessary as a result of a number of factors, including reservoir performance, new drilling, oil, natural gas and natural gas liquids prices, cost changes, technological advances, new geological or geophysical data, or other economic factors.

(5)	Accretion in 2011 is from April 8, 2011 to the end of the year.